Exhibit 99.1

Contact:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@unitedauto.com	Tony Pordon Senior Vice President 248-648-2540 tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO REDEEMS
$300 MILLION 9.625% SENIOR SUBORDINATED NOTES

BLOOMFIELD HILLS, MI, March 16, 2007 – United Auto Group, Inc. (NYSE:UAG), an international automotive retailer, today announced that is has redeemed its $300 million 9.625% Senior Subordinated Notes Due 2012 (the “Notes”) at a price of 104.813%.

In December 2006, the Company completed a $375 million, 7.75% Senior Subordinated Note offering with the intention of refinancing the Notes. The proceeds from the December transaction were temporarily used to repay amounts outstanding under the Company’s revolving credit agreement in the U.S. and a portion of its U.S. floor plan borrowings. UnitedAuto funded the $314.4 million aggregate redemption price of the Notes principally with floor plan borrowings in the U.S.

United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 314 retail automotive franchises, representing 41 different brands, and 26 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 169 franchises in 19 states and Puerto Rico and 145 franchises located outside the United States, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 1000 and has nearly 16,000 employees.

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